EXHIBIT 99.1

Kohlberg Capital Corporation Announces Second Quarter 2009 Financial Results

NEW YORK, Aug. 10, 2009 (GLOBE NEWSWIRE) -- Kohlberg Capital Corporation (Nasdaq:KCAP) (the "Company") announced its second quarter 2009 financial results.

Financial Highlights

 * Net investment income for the six months ended June 30, 2009 was approximately $13.5 million, or $0.62 per share. For the three months ended June 30, 2009, net investment income was
   approximately $6.4 million, or $0.29 per share.

 * The Company declared dividends of $0.24 per share for both the first and second quarter of 2009.

 * Net realized losses were approximately $3.1 million and $5.1 million for the three and six months ended June 30, 2009,
   respectively.

 * Net investment income and net realized gains/losses were $0.15 and $0.38 per share for the three and six months ended June 30,
   2009, respectively.

 * Net change in unrealized loss on investments was approximately
   $6.5 and $13.8 million for the three and six months ended June
   30, 2009, respectively.

 * At June 30, 2009, the value of total investments was
   approximately $462.8 million.

 * Net asset value per share of $11.09 as of June 30, 2009 as compared to $11.68 as of December 31, 2008.

"Despite the continued challenges our sector and the Company faced in the second quarter, we were able to maintain our dividend at $0.24 and generate net investment income of $0.29. Despite the severity of the recession, the credit quality of our portfolio remains relatively strong," said Dayl Pearson, president and chief executive officer. "Debt securities made up over 73% of our investment portfolio, of which over 90% are secured loans; that, coupled with average loan balances of approximately $4 million and loans spread across 26 different industries, have helped us manage exposure and avoid large credit losses."

Operating Results

For the three months ended June 30, 2009, Kohlberg Capital Corporation reported total investment income of $9.5 million compared to $12.3 million in the year ago period. Net investment income for the three months ended June 30, 2009 was $6.4 million, or $0.29 per share, compared to $7.7 million, or $0.38 per share for the three months ended June 30, 2008. Net realized losses for the three months ended June 30, 2009 were approximately $3.1 million as compared to net realized gains of approximately $104,000 for the same period in 2008. Net realized losses related primarily to the write-off of approximately $2.2 million related to the closure of our planned distressed debt investment platform, PKSIL LLC. The remainder of our realized losses was the result of assets sold below cost and was not related to loan defaults.

Aside from net realized losses, the decrease in net investment income was primarily driven by an approximate $2.2 million reduction in CLO fund security income due to a combination of unusually strong returns in the second quarter of 2008 (due to increased spreads on CLO fund securities due to the timing and level of the resetting of the benchmark interest rate for the underlying assets in each CLO fund and the related CLO fund bond liabilities) and some older CLO fund securities having their equity distributions temporarily curtailed during the second quarter of 2009 (see Investment in CLO fund Securities, below). Other factors affecting net investment income include an approximate $541,000 decrease in debt security income due to lower average debt security balances relative to the prior year; an approximate $823,000 reduction in interest expense due to lower interest rates (averaging 2.2% for the second quarter of 2009 relative to 3.8% for the same period in 2008); and a $682,000 reduction in operating expenses due, in part, to staff reductions made in the third quarter of 2008.

For the six months ended June 30, 2009, Kohlberg Capital Corporation reported total investment income of $19.6 million compared to $26.6 million for the same period in 2008. Net investment income was $13.5 million, or $0.62 per share, based on 21.6 million weighted average shares outstanding. For the same period last year, the Company reported net investment income of $16.4 million, or $0.86 per share. Katonah Debt Advisors, L.L.C. ("Katonah Debt Advisors") made no distributions to the Company for the six months ended June 30, 2009; during the same period in 2008, Katonah Debt Advisors distributed $350,000 to the Company.

The net change in unrealized losses for the three months ended June 30, 2009 totaled approximately $6.5 million reflecting approximately $10.4 million in decreased fair value of the Company's middle market corporate debt securities, an approximate $5.2 million net increase in the fair value of CLO fund securities (primarily due to the purchase of the BB-rated notes of Katonah 2007-1 CLO Ltd.), and a $1.3 million decrease in the market value of the Company's investment in its wholly-owned asset management company, Katonah Debt Advisors.

Investment Portfolio

Kohlberg Capital Corporation's portfolio fair value was $462.8 million as of June 30, 2009. The following table shows the composition of the Company's portfolio by security type at June 30, 2009 as compared to the prior year ended December 31, 2008:

            June 30, 2009 (unaudited)          December 31, 2008
         -----------------------------  -----------------------------

 Security
  Type       Cost       Fair Value  %(1)    Cost     Fair Value   %(1)
         ------------ ------------ ---  ------------ ------------ ---
 Time
  Depo-
  sits   $  6,465,241 $  6,465,241   1% $ 12,185,997 $ 12,185,997   2%
 Money
  Market
  Account       3,876        3,876  --            10           10  --
 Senior
  Secured
  Loan    199,899,670  180,663,414  40   235,123,695  218,342,528  42
 Junior
  Secured
  Loan    143,519,484  125,041,289  27   143,370,524  126,498,918  25
 Mezza-
  nine
  Invest-
  ment     38,492,318   27,860,046   6    37,097,183   32,557,165   6
 Senior
  Sub-
  ord-
  inated
  Bond      3,007,686    2,287,500  --     3,008,197    2,287,500   1
 Senior
  Un-
  secured
  Bond      5,315,690    3,120,000   1     5,259,487    4,800,000   1
 CLO
  fund
  Secur-
  ities    68,158,309   56,453,236  12    66,376,595   56,635,236  11
 Equity
  Secur-
  ities     5,256,660    4,389,081   1     5,256,660    4,389,831   1
 Affil-
  iate
  Asset
  Mana-
  gers     38,917,322   56,503,709  12    38,948,271   56,528,088  11
         ------------ ------------ ---  ------------ ------------ ---

 Total   $509,036,256 $462,787,392 100% $546,626,619 $514,225,273 100%
         ============ ============ ===  ============ ============ ===

 --------------------
 (1) Represents percentage of total portfolio at fair value.

The Company's loan and bond portfolio (excluding its investment in CLO fund securities, short-term investments and affiliate asset managers discussed further below) as of June 30, 2009 totaled $339.0 million at fair value, of which 90.2% are secured loans. The cost of such investments was $390.2 million, representing a fair value discount to cost of 13.1% or approximately $2.36 per outstanding share. As of June 30, 2009, the Company had no exposure to mortgage securities, consumer borrowings or related asset backed securities. The weighted average yield on the Company's loan and bond portfolio at June 30, 2009 was approximately 6.3%.

The portfolio of middle market corporate loan and debt securities at quarter end, representing 73.2% of the total investment portfolio, was spread across 26 different industries and 84 different entities with an average balance per entity of approximately $4.0 million. As of June 30, 2009, all but eight issuers or approximately 1.3% of total investments at fair value were current on their debt service obligations.

Investment in CLO Fund Securities

As of June 30, 2009, the Company's investment at fair value in CLO fund securities was approximately $56.5 million. The underlying assets in each of the CLO funds are generally diversified secured and unsecured corporate debt and do not include any asset backed securities, such as those secured by commercial or residential mortgages. Although CLO fund securities continue to experience manageable default rates and strong net interest cash flows, rating downgrades of underlying loan assets in the CLO fund, particularly in some of the Company's older CLO funds, are resulting in the temporary suspension of distributions to the junior securities in our investment portfolio in order to de-lever such CLO funds. Our two largest CLO fund securities, Katonah X CLO Ltd. and Katonah 2007-1 CLO Ltd., which represent 86% of our investments in CLO fund securities, continue to make cash distributions to equity.

In May 2009 the Company purchased the BB-rated note tranche of the Katonah 2007-1 CLO investment managed by Katonah Debt Advisors ("Katonah 2007-1 BB"). Both the BB-rated notes and preferred shares of Katonah 2007-1 are owned 100% by the Company and are making their required quarterly distributions.

Investment in Asset Manager Affiliate

At June 30, 2009, the Company's investment at fair value in its affiliate asset manager, Katonah Debt Advisors, was approximately $56.5 million. Katonah Debt Advisors' assets under management at June 30, 2009 totaled approximately $2.1 billion.

Liquidity and Capital Resources

At June 30, 2009, Kohlberg Capital had cash and time deposits of $6.7 million, total assets of $477.7 million and stockholders' equity of $241.2 million. The Company's net asset value per common share was $11.09. Debt outstanding under our secured credit facility (the "Facility") was $233.8 million, resulting in 203% asset coverage or a debt to equity ratio of 97%.

As a BDC, we are limited in the amount of leverage we can incur to finance our investment portfolio. We are required to meet a coverage ratio of total assets to total senior securities of at least 200%. For this purpose, senior securities include all borrowings and any preferred stock. As a result, our ability to utilize leverage as a means of financing our portfolio of investments is limited by this asset coverage test.

Under the Facility, we must maintain a leverage ratio covenant of at least one-to-one based on the ratio of the Facility outstanding balance to our most recently reported stockholders' equity balance (determined quarterly in conjunction with the Company's financial reporting filings with the Securities and Exchange Commission) as of the Facility outstanding balance determination date. We continue to remain in compliance with our leverage ratio covenant based on current outstanding balances and reported GAAP stockholders' equity balances.

The Facility is non-recourse to the Company and, as of June 30, 2009, was secured by approximately $305.3 million of assets, primarily senior secured loans, at current estimated fair value. The remaining assets of $172.4 million are unpledged. Because our debt balance will continue to amortize in future quarters through principal and net interest collections on pledged loans, we expect our leverage ratio to continue to improve.

In September 2008, we were notified by the lenders that the banks providing the underlying funding for the Facility did not intend to renew their liquidity facility to the lenders unless we agreed to certain revised terms for the Facility. As a result, the lenders proposed new terms to us in order to extend additional fundings under the Facility. We viewed such proposed terms as unfavorable and did not agree to them. Consequently, in accordance with the terms of the Facility, all principal and interest collected from the assets securing the Facility are used to amortize the Facility through a termination date of September 29, 2010 (the "amortization period"). At the end of the amortization period, we may be required to sell or transfer the remaining assets securing the Facility, potentially at a loss, to repay any remaining outstanding borrowings, or we may enter into a new agreement with the lenders providing for continued amortization of the Facility borrowings or into alternative financing arrangements with another lender.

In connection with the Facility, we are party to a Loan Funding and Servicing Agreement, dated as of February 14, 2007 (as amended, the "LFSA"), by and among us as the borrower and the servicer, BMO Capital Markets Corp, as the agent (the "Agent"), U.S. Bank National Association, a national banking association, as the trustee (the "Trustee") and the other lender parties and other parties thereto. Since the fourth quarter of 2008, we and the Agent have been engaged in discussions regarding a potential extension of the LFSA in exchange for an increase in the interest rate payable pursuant to the LFSA. The parties have not reached agreement on the terms of such an amendment to the LFSA but discussions are continuing.

On June 9, 2009, notwithstanding the ongoing discussions between the Agent and us, we and the Trustee received a letter from the Agent stating that we were in breach of our obligations under the LFSA alleging our failure to properly determine ratings on certain pledged loans, resulting in multiple incorrect calculations, as required under the LFSA and the breach of certain covenants relating to us. As a result, the Agent has asserted that a Termination Event had occurred or would occur after the expiration of an applicable grace period, (but did not at such time, and has not to date, sought to accelerate repayment of amounts outstanding under the LFSA to cause the sale of collateral). The Agent also stated in the letter that as a result of such Termination Event it would calculate the interest payable under the LFSA at the higher rate (equal to the prime rate plus 0.75%) applicable to periods during which a Termination Event has occurred and is continuing. We believe that the Agent's claim that a breach had occurred is without merit and responded to their letter (and in further correspondence with the Agent) denying any breach of the LFSA (and denying the existence of any Termination Event) and rejecting as invalid any basis for the Agent's actions seeking to increase the interest rate payable under the LFSA. We believe that we have sufficient cash and liquid assets which could be sold, potentially at a loss, to generate cash to fund normal operations and dividend distributions during the amortization period.

On June 25, 2009 we received further correspondence from the Agent maintaining its position under the LFSA but suggesting that the parties meet to discuss a mutually agreeable resolution to the matter. Since such time, we have participated in telephone conferences with the Agent for which the goal of the parties has been to finalize the terms of a mutually agreeable amendment. However, to date, no agreement has been reached on the terms of any such amendment, and there can be no assurance that such an agreement will be reached in the future.

In the case of a default under the LFSA relating to our Facility, the Agent may exercise its right under the securities account control agreement entered into in respect of the security interest granted to the Trustee, as agent, pursuant to the LFSA to take exclusive control of the financial assets in the securities accounts covered by the securities account control agreement. In such case, the Trustee will no longer accept instructions from us regarding management of such financial assets under the LFSA and the Trustee will act at the direction of the Agent in respect of all matters relating to such financial assets. The securities account control agreement provides that the Agent will not exercise its right to take exclusive control of the financial assets in the securities account covered by the securities account control agreement unless there has occurred a Termination Event (as defined in the LFSA). If we are prevented by the Agent from effecting transactions in the collateral securing the Facility, we may suffer losses (or greater losses than we otherwise would have suffered) in respect of the collateral, which could have a material adverse effect on our business, financial condition and results of operations. To date, the Agent did not provide us with any notice of such action to exercise such rights of control. However, there can be no assurance that we will be able to reach a resolution with the Agent regarding the alleged breach of its obligations under the LFSA on terms acceptable to us or at all.

Valuation of Portfolio Investments

Kohlberg Capital's Board of Directors is ultimately and solely responsible for making a good faith determination of the fair value of portfolio investments on a quarterly basis. Debt and equity securities for which market quotations are readily available are generally valued at such market quotations. Debt and equity securities that are not publicly traded or whose market price is not readily available are valued by the Board of Directors based on detailed analyses prepared by management and reviewed quarterly by the Valuation Committee of the Board of Directors. Valuations are conducted on 100% of the investment portfolio at the end of each fiscal quarter.

As part of the valuation process, the Company may take into account the following types of factors, as relevant, in the determination of fair value: the enterprise value of a portfolio company, the nature and realizable value of any collateral, the portfolio company's ability to make debt service payments, its earnings, net cash flows, changes in the interest rate environment and the credit markets that may generally affect the price at which similar investment may be made, the markets in which the portfolio company does business, evaluations to peer comparables, seasoning of the loan and other relevant factors. If possible, the Company will corroborate its valuation of an investment with an external event such as a recent purchase transaction, public offering or sale.

Dividend

Generally, the Company seeks to fund dividends to shareholders from current earnings, primarily from net interest and dividend income generated by its investment portfolio and any distributions from Katonah Debt Advisors, without a return of capital or a high reliance on realized capital gains. The Company declared a regular quarterly dividend of $0.24 per share on June 12, 2009. The record date for this dividend was July 9, 2009 and the dividend was paid on July 29, 2009. For the quarter ended June 30, 2009, the Company's net investment income was $0.29 per share. Tax characteristics of all dividends will be reported to stockholders on form 1099-DIV after the end of the calendar year.

The Company has adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, our stockholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Please contact your broker or other financial intermediary for more information regarding the DRIP.

Conference Call and Webcast

Kohlberg Capital Corporation will hold a conference call on Monday, August 10, 2009 at 4:00 p.m. Eastern Daylight Time to discuss its second quarter 2009 financial results. Shareholders, prospective shareholders and analysts are welcome to listen to the call or attend the webcast. The conference call dial-in number is 1-800-946-0716. A replay of the call will be available from 7:00 p.m. on August 10, 2009 until 11:59 p.m. Eastern time on August 20, 2009. The dial in number for the replay is 888-203-1112 and the conference ID is 4896948.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on our Company's website http://www.kohlbergcapital.com in the Investor Relations section under Events. Please allow extra time, prior to the call, to visit the site and test your connection or download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available after 7:00 p.m. Eastern time on August 10, 2009 for approximately 90 days on our website in the Investor Relations section under Events.

About Kohlberg Capital Corporation (KCAP)

Kohlberg Capital Corporation is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, manages CLO funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

Kohlberg Capital Corporation's filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on the Company's website at http://www.kohlbergcapital.com.

The Kohlberg Capital logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The matters discussed in this press release, as well as in future oral and written statements by management of Kohlberg Capital Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

                     KOHLBERG CAPITAL CORPORATION
                            BALANCE SHEETS

                                              As of         As of
                                             June 30,      Dec. 31,
                                              2009           2008
                                           ------------  ------------
                                           (unaudited)

 ASSETS
 Investments at fair value:
  Time deposits (cost: 2009 - $6,465,241;
   2008 - $12,185,997)                     $  6,465,241  $ 12,185,997
  Money market account (cost: 2009 -
   $3,876; 2008 - $10)                            3,876            10
  Debt securities (cost: 2009 -
   $390,234,848; 2008 - $423,859,086)       338,972,249   384,486,111
  CLO fund securities managed by non-
   affiliates (cost: 2009 - $15,683,559;
   2008 - $15,590,951)                        3,588,000     9,099,000
  CLO fund securities managed by affiliate
   (cost: 2009 - $52,474,750; 2008 -
    $50,785,644)                             52,865,236    47,536,236
  Equity securities (cost: 2009 -
   $5,256,660; 2008 - $5,256,660)             4,389,081     4,389,831
  Asset manager affiliates (cost: 2009 -
   $38,917,322; 2008 - $38,948,271)          56,503,709    56,528,088
                                           ------------  ------------
 Total Investments at fair value            462,787,392   514,225,273
 Cash                                           184,929       251,412
 Restricted cash                              1,346,509     2,119,991
 Interest and dividends receivable            3,816,016     4,168,599
 Receivable for open trades                   6,794,143            --
 Due from affiliates                          1,288,800       390,590
 Other assets                                 1,475,528     1,716,446
                                           ------------  ------------

 Total assets                              $477,693,317  $522,872,311
                                           ============  ============

 LIABILITIES
 Borrowings                                $233,806,661  $261,691,148
 Payable for open trades                             --     1,955,000
 Accounts payable and accrued expenses        2,678,805     3,064,403
 Dividend payable                                    --     5,879,660
                                           ------------  ------------

 Total liabilities                         $236,485,466  $272,590,211
                                           ------------  ------------

 STOCKHOLDERS' EQUITY
 Common stock, par value $0.01 per share,
  100,000,000 common shares authorized;
  22,077,720 and 21,743,470 common shares
  issued and outstanding at June 30, 2009
  and 21,776,519 and 21,436,936 issued and
  outstanding at December 31, 2008         $    217,435  $    214,369
 Capital in excess of par value             283,749,129   282,171,860
 Accumulated undistributed net
  investment income                           9,303,730       977,904
 Accumulated net realized losses             (5,813,579)     (680,687)
 Net unrealized depreciation on
  investments                               (46,248,864)  (32,401,346)
                                           ------------  ------------

 Total stockholders' equity                $241,207,851  $250,282,100
                                           ------------  ------------

 Total liabilities and stockholders'
  equity                                   $477,693,317  $522,872,311
                                           ============  ============

 NET ASSET VALUE PER COMMON SHARE          $      11.09  $      11.68
                                           ============  ============

                     KOHLBERG CAPITAL CORPORATION
                       STATEMENTS OF OPERATIONS
                              (unaudited)

                       Three Months Ended         Six Months Ended
                            June 30,                   June 30,
                     ------------------------ -------------------------
                         2009        2008         2009        2008
                     ------------ ----------- ------------ ------------
 Investment Income:
  Interest from
   investments in
   debt securities   $  6,923,006 $ 7,464,325 $ 14,327,758 $17,164,160
  Interest from cash
   and time deposits        5,016      56,969        9,686     143,572
  Dividends from
   investments in CLO
   fund securities
   managed by non-
   affiliates             337,908   2,211,687      818,300   3,749,894
  Dividends from
   investments in CLO
   fund securities
   managed by
   affiliate            2,083,803   2,404,109    4,211,129   3,927,192
  Dividends from
   affiliate asset
   manager                     --          --           --     350,000
  Capital structuring
   service fees           162,479     128,434      279,214   1,263,548
                     ------------ ----------- ------------ -----------

    Total investment
     income             9,512,212  12,265,524   19,646,087  26,598,366
                     ------------ ----------- ------------ -----------

 Expenses:
  Interest and
   amortization of
   debt issuance
   costs                1,577,641   2,400,789    3,085,652   5,745,212
  Compensation            866,094   1,531,876    1,708,667   2,708,715
  Professional fees       304,304     303,426      640,633     920,074
  Insurance                85,712      64,979      177,475     138,414
  Administrative and
   other                  267,987     305,794      529,545     651,021
                     ------------ ----------- ------------ -----------

    Total expenses      3,101,738   4,606,864    6,141,972  10,163,436
                     ------------ ----------- ------------ -----------

 Net Investment
  Income                6,410,474   7,658,660   13,504,115  16,434,930
 Realized And
  Unrealized Gains
  (Losses) On
  Investments:
   Net realized gains
    (losses) from
    investment
    transactions       (3,125,520)    104,320   (5,132,892)   (621,993)
   Net change in
    unrealized
    appreciation
    (depreciation)
    on:
     Debt securities  (10,360,248)   (329,631) (11,889,624) (8,075,608)
     Equity
      securities             (196)     (8,456)        (750) (1,199,302)
     CLO fund
      securities
      managed by
      affiliate         7,046,938    (577,213)   3,639,894  (1,227,456)
     CLO fund
      securities
      managed by non-
      affiliate        (1,804,292)   (374,142)  (5,603,608) (2,518,521)
     Affiliate asset
      manager
      investments      (1,363,112)    823,747        6,570   4,700,487
                     ------------ ----------- ------------ -----------

      Net realized
       and unrealized
       depreciation
       on investments  (9,606,430)   (361,375) (18,980,410) (8,942,393)
                     ------------ ----------- ------------ -----------

 Net Increase
  (Decrease) In
  Stockholders'
  Equity Resulting
  From Operations    $ (3,195,956)$ 7,297,285 $ (5,476,295)$ 7,492,537
                     ============ =========== ============ ===========
    Net Increase
     (Decrease) In
     Stockholders'
     Equity Resulting
     from Operations
     per Common Share
     --Basic and
     Diluted         $      (0.15)$      0.36 $      (0.25)$      0.39
    Net Investment
     Income Per
     Common Share--
     Basic and
     Diluted         $       0.29 $      0.38 $       0.62 $      0.86
    Net Investment
     Income and Net
     Realized Gains/
     Losses Per
     Common Share--
     Basic and
     Diluted         $       0.15 $      0.38 $       0.38 $      0.82

    Weighted Average
     Shares of Common
     Stock
     Outstanding
     --Basic and
     Diluted           21,692,003  20,302,781   21,612,819  19,188,863

CONTACT:  Kohlberg Capital Corporation
          Investor Relations
          Denise Rodriguez
          (212) 455-8300
          info@kohlbergcapital.com